Exhibit 99.1

Web.com Announces Launch of Secondary Offering by Selling Shareholders

JACKSONVILLE, FL – May 7, 2012 – Web.com Group, Inc. (Nasdaq: WWWW) (the “Company”), a leading provider of internet services and online marketing solutions for small- and medium-sized businesses, today announced the launch of a secondary public offering of 8 million shares of its common stock. All of the shares in the offering are being sold by existing shareholders of Web.com. No shares are being sold by the company in this offering, and Web.com will not receive any proceeds from the sale of common stock by the selling shareholders. In addition, the selling shareholders will grant the underwriters of the offering an option to purchase up to an additional 1.2 million shares from the selling shareholders.

J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are the joint book-running managers of the offering. SunTrust Robinson Humphrey, Inc., FBR Capital Markets & Co., Piper Jaffray & Co., Wells Fargo Securities, LLC, Roth Capital Partners, LLC, B Riley & Co., LLC, and Craig-Hallum Capital Group are acting as co-managers of this offering.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You may obtain a copy of the preliminary prospectus supplement, the accompanying prospectus and the final prospectus supplement, when available, for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the preliminary prospectus for this offering may also be obtained, when available, from J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.CPDG@db.com or by phone at (800) 503-4611; and Citigroup Global Markets Inc. Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY, or by telephone at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Web.com

Web.com Group, Inc. (Nasdaq:WWWW) is a leading provider of internet services and online marketing solutions that enable small- and medium-sized businesses (SMBs) to establish and maintain an effective web presence. We offer a full range of web services, including domain name registration services, website design and publishing, internet marketing and advertising, search engine optimization, search engine marketing, eCommerce websites, social network and mobile applications, lead generation, logo design and call center services. For more information on the company, please visit http://www.web.com/.

Contact:	Web.com
Susan Datz Edelman
Director, Investor Relations and Corporate Communications
904-680-6909
sedelman@web.com